As filed with the Securities and Exchange Commission on December 20, 2001
Registration No. 333-74276

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO
Form S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

ViaSat, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3663	33-0174996
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6155 El Camino Real

Carlsbad, California 92009
(760) 476-2200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Agent for Service: Mark D. Dankberg Chairman, President and Chief Executive Officer ViaSat, Inc. 6155 El Camino Real Carlsbad, California 92009 (760) 476-2200	Copies to: Thomas A. Edwards, Esq. Craig M. Garner, Esq. Latham & Watkins 701 B Street, Suite 2100 San Diego, California 92101 (619) 236-1234

      Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☑

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 20, 2001

PROSPECTUS

ViaSat, Inc.

538,217 Shares of Common Stock

        This prospectus relates to the offer and sale of up to 538,217 shares of our common stock by the selling security holder identified in this prospectus. The shares offered by the selling security holder in this prospectus were originally issued by us to the selling security holder in connection with our acquisition of the selling security holder’s satellite network terminal products division under the terms of an asset purchase agreement dated July 13, 2001. The selling security holder may offer and sell from time to time all or any part of such shares in amounts and on terms to be determined at the time of sale. We will not receive any of the proceeds from the sale of shares of our common stock by the selling security holder.

      Our common stock is quoted on the Nasdaq National Market under the symbol “VSAT. ”

      On December 17, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $15.00 per share.

       Before investing in shares of our common stock, please refer to the section in this prospectus entitled “Risk Factors” beginning on page 2.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2001.

SUMMARY OF OUR BUSINESS
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING SECURITY HOLDER
PLAN OF DISTRIBUTION
DESCRIPTION OF CAPITAL STOCK
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
SIGNATURES
EXHIBIT INDEX
EXHIBIT 23.2
EXHIBIT 23.3

      You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the selling security holder have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling security holder is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have subsequently changed.

      Whenever we refer to “ViaSat,” “we,” “our” or “us” in this prospectus, we mean ViaSat, Inc. and its consolidated subsidiaries, unless the context suggests otherwise. When we refer to “you” or “yours,” we mean the persons to whom offers are made hereunder.

SUMMARY OF OUR BUSINESS

      We are a leading provider of advanced broadband digital satellite communications and other wireless networking and signal processing equipment and services to the defense and commercial markets. Based on our extensive experience in complex defense communications systems, we have developed the capability to design and implement innovative communications solutions that enhance bandwidth utilization by applying our sophisticated networking and digital signal processing techniques. To date, we have achieved 15 consecutive years of revenue growth and 14 consecutive years of profitability. Our goal is to leverage our advanced technology and capabilities to capture a significant share of the global satellite communications services and equipment segment of the high-growth broadband communications market for both government and commercial customers.

      Our internal growth to date has historically been driven largely by our success in meeting the need for advanced communications products for the U.S. military. By developing cost-effective communications products incorporating our advanced technologies we have continued to grow the markets for our defense products and services in an environment of shrinking defense budgets. Our current defense products include our advanced multifunction information distribution system, or MIDS, product line, our simulation and test equipment which allows the testing of sophisticated airborne radio equipment without expensive flight exercises, and our UHF DAMA satellite communications products consisting of modems, terminals and network control systems. The MIDS terminal operates as part of the Link-16 line-of-sight tactical radio system that enables real time data networking among ground and airborne military users providing an electronic overview of the battlefield for each terminal user. We were recently selected by the U.S. government as a new Link-16 terminal contractor and one of only three current U.S. government certified manufacturers of Link-16 MIDS terminals. The defense market continues to be a critical and core element of our overall business strategy.

      We have been increasing our focus in recent years on offering satellite based communications products to address commercial market needs, including through the recent acquisition of two other strategic satellite communication equipment providers. Our commercial business has grown from approximately 24% of our revenues in fiscal year 2000 to approximately 62% of our revenues in fiscal year 2001. To date, our principal commercial offerings include Very Small Aperture Terminals (VSATs), network control systems, network integration services, network operation services, gateway infrastructure, antenna systems and other satellite ground stations.

      We were incorporated in California in 1986 and reincorporated in Delaware in 1996. Our principal executive offices are located at 6155 El Camino Real, Carlsbad, California 92009 and our telephone number is (760) 476-2200.

RISK FACTORS

      An investment in the common stock offered in connection with this prospectus involves a high degree of risk. In addition to the other information in this prospectus, you should carefully consider the following risks before making an investment decision.

Risks Related to Our Business

Our Success Depends on Our Ability to Grow Our Commercial Business

      To date, our historical growth has been driven largely by our success in meeting the needs for advanced communications products for the U.S. military. We have been increasing our focus in recent years on offering satellite-based communications products to address commercial market needs. Our goal is to leverage our advanced technology and capabilities to capture a significant share of the global satellite services and equipment segment of the high-growth broadband communications market. However, we cannot assure you that we will be able to successfully continue to grow our commercial satellite communications business or that we will be able to compete effectively in the commercial market in the future. If we are unable to successfully continue to grow our commercial business or compete effectively in the commercial market in the future, it could materially harm our business and impair the value of our common stock.

Our Reliance on U.S. Government Contracts Could Harm Our Business

      Approximately 76% of our revenues for fiscal year 2000, 38% of our revenues for fiscal year 2001 and 31% of our revenues for the six-month period ended September 30, 2001 were derived from U.S. government applications. Although the recent growth of our commercial business has substantially reduced our dependence on U.S. government business, such business will continue to represent a significant portion of our revenues for the foreseeable future. U.S. government business exposes us to various risks, including:

•	unpredictable contract or project terminations,

•	reductions in government funds available for our projects due to government policy changes, budget cuts and contract adjustments,

•	penalties arising from post-award contract audits,

•	cost audits in which the value of our contracts may be reduced,

•	higher-than-expected final costs, particularly relating to software and hardware development, for work performed under contracts where we commit to specified deliveries for a fixed price,

•	limited profitability from cost-reimbursement contracts under which the amount of profit is limited to a specified amount, and

•	unpredictable cash collections of unbilled receivables that may be subject to acceptance of contract deliverables by the customer and contract close-out procedures, including government approval of final indirect rates.

In addition, substantially all of our U.S. government backlog scheduled for delivery can be terminated at the convenience of the U.S. government because our contracts with the U.S. government typically provide that orders may be terminated with limited or no penalties. If we are unable to address any of the risks described above, it could materially harm our business and impair the value of our common stock.

A Significant Portion of Our Revenue Is Derived from a Few of Our Contracts

      A small number of our contracts account for a significant percentage of our revenues. Historically, our largest revenue producing contracts have been U.S. government contracts related to our UHF DAMA technology, which generated approximately 33% of our revenues for fiscal year 2000, 9% of our revenues for fiscal year 2001 and 5% of our revenues for the six-month period ended September 30, 2001. Our five largest contracts generated approximately 35% of our revenues for fiscal year 2000, 37% of our revenues for fiscal year

2001 and 34% of our revenues for the six-month period ended September 30, 2001. In the next few years, we expect to generate a significant portion of our revenues from contracts with customers which have broadband commercial projects. The failure of these customers to place additional orders or to maintain these contracts with us for any reason, including any downturn in their business or financial condition, or our inability to renew or replace our contracts with these customers when they expire could materially harm our business and impair the value of our common stock.

If Our Customers Experience Financial Difficulties, Our Business Could Be Materially Harmed

      A number of our commercial customers may experience financial difficulties in the future. Many of our commercial customers face similar risks as our business, including risks associated with market growth, acceptance by the market of our customers’ products and services, and the ability of our customers to obtain sufficient capital. We cannot assure you that our customers will be successful in managing these risks. If our customers do not successfully manage these types of risks, it could impair our ability to collect amounts due from these customers and materially harm our business.

      In particular, one of our customers, ORBCOMM, was recently purchased in bankruptcy. We have approximately $5.0 million worth of receivables and other assets currently at risk with ORBCOMM. On November 15, 2001, ORBCOMM formally rejected our contracts in bankruptcy. Although we are continuing to negotiate with ORBCOMM on continuing our business relationship, we cannot make assurances that any portion of these assets will be recovered. If we are unable to reach agreement with ORBCOMM, our rights as an unsecured creditor will entitle us to collect only a small percentage of our assets currently at risk. Further, if ORBCOMM is unable to successfully restructure its operations, it would substantially limit our ability to recover these assets. If we are unable to recover these assets it will cause us to incur substantial losses, which would harm our business and impair the value of our common stock.

      In addition, on November 5, 2001 Astrolink International LLC delivered notice to us of the termination for convenience of two of our ground segment contracts. The termination requires Astrolink to pay us a termination amount that is based on a predetermined formula provided by the two contracts. Telespazio SpA has also recently delivered notice to us of the termination of our contract for the production of dedicated gateways for the Astrolink system. Recently, one of Astrolink’s major investors, which is an affiliate of the selling security holder, announced that it would not invest further in the Astrolink program. Astrolink contracts, in total, have accounted for approximately 10% to 15% of our revenues in recent periods. Currently, our assets at risk to Astrolink are at least $7.6 million, which includes a $2.5 million payment to Astrolink for prepaid airtime on its satellites. We expect that our assets at risk will exceed $7.6 million, however, the additional amount of assets at risk is not determinable at this time. Further, we expect to incur additional costs associated with winding down the program and terminating the contracts of our subcontractors on the program. We are having continuing discussions with Astrolink and other interested parties regarding potential alternatives for the Astrolink project. We cannot, however, make assurances that the assets at risk or the contractual termination amounts will be fully recovered. If Astrolink is unable to successfully restructure its operations or obtain additional funding, it would substantially limit our ability to recover the assets at risk and could cause us to incur substantial losses and impair the value of our common stock.

Our Success Depends upon the Development of New Satellite and Other Wireless Communications Products and Our Ability to Gain Acceptance of These Products

      The wireless communications market in general, and the satellite communications market in particular, are subject to rapid technological change, frequent new and enhanced product introductions, product obsolescence and changes in user requirements. Our ability to compete successfully in these markets depends on our success in applying our expertise and technology to existing and emerging satellite and other wireless communications markets. Our ability to compete in these markets also depends in large part on our ability to successfully develop, introduce and sell new products and enhancements on a timely and cost-effective basis that respond to ever changing customer requirements. Our ability to successfully introduce new products depends on several factors, including:

•	successful integration of various elements of our complex technologies and system architectures,

•	timely completion and introduction of new product designs,

•	achievement of acceptable product costs,

•	timely and efficient implementation of our manufacturing and assembly processes and cost reduction efforts,

•	establishment of close working relationships with major customers for the design of their new wireless communications systems incorporating our products,

•	development of competitive products by competitors,

•	marketing and pricing strategies of our competitors with respect to competitive products, and

•	market acceptance of our new products.

      We cannot assure you that our product development efforts for communications products will be successful or that any new products that we develop, including ArcLight and LinkStar, will achieve market acceptance. We may experience difficulties that could delay or prevent us from successfully selecting, developing, manufacturing or marketing new products or enhancements. In addition, defects may be found in our products after we begin deliveries, which could result in the delay or loss of market acceptance. If we are unable to design, manufacture, integrate and market profitable new products for existing or emerging communications markets, it could materially harm our business and impair the value of our common stock.

Our Success Depends upon the Growth of Commercial Wireless Communications Markets

      A number of the commercial markets for our products in the wireless communications area, including our DAMA and broadband products, have only recently developed. Because these markets are relatively new, it is difficult to predict the rate at which these markets will grow, if at all. If the markets for commercial wireless communications products fail to grow, or grow more slowly than anticipated, our business could be materially harmed. Conversely, to the extent that growth in these markets results in capacity limitations in the wireless communications area, it could materially harm our business and impair the value of our common stock.

We Depend Heavily on the VSAT Market

      We derived approximately 24% of our product revenues for fiscal year 2000, 14% of our product revenues for fiscal year 2001 and 28% of our product revenues for the six-month period ended September 30, 2001 from sales of VSAT communications networks. While the market for VSAT communications networks and services has grown steadily since its inception in the mid-1980s, this market may not continue to grow or VSAT technology may be replaced by an alternative technology. A significant decline in this market or the replacement of VSAT technology by an alternative technology could materially harm our business and impair the value of our common stock.

Any Failure by Us to Efficiently and Effectively Manage Our Growth Could Adversely Affect Our Business

      Future expansion of our business may place strains on our personnel, financial and other resources. In order to successfully manage our growth we must identify, attract, motivate, train and retain highly skilled managerial, financial, engineering, business development, sales and marketing and other personnel. Competition for these types of personnel is intense. If we fail to efficiently manage our growth and compete for these types of personnel, it could adversely affect the quality of our products and services and, in turn, materially harm our business and impair the value of our common stock.

If the Selling Prices of Our Products Decrease, It Could Materially Harm Our Business

      The average selling prices of wireless communications products historically decline over product life cycles. In particular, we expect the average selling prices of our products to decline as a result of competitive pricing pressures and customers who negotiate discounts based on large unit volumes. We also expect that competition in this industry will continue to increase. To offset these price decreases, we intend to rely primarily on obtaining yield improvements and corresponding cost reductions in the manufacturing process of existing products and on the introduction of new products with advanced features that can be sold at higher prices. However, we cannot assure you that we will be able to obtain any yield improvements or cost reductions or introduce any new products in the future. To the extent that we do not reduce costs or introduce new products in a timely manner, or our new products do not achieve market acceptance, it could materially harm our business and impair the value of our common stock.

If Our Customers Fail to Find Adequate Funding for Major Potential Programs, Our Business Could Be Materially Harmed

      Major communications infrastructure programs, such as proposed satellite communications systems, are important sources of our current and planned future revenues. We also participate in a number of defense programs. Programs of these types cannot proceed unless the customer can raise adequate funds, from either governmental or private sources. As a result, our expected revenues can be adversely affected by political developments or by conditions in private capital markets. They can also be adversely affected if private capital markets are not receptive to a customer’s proposed business plans, which could materially harm our business and impair the value of our common stock.

Our Development Contracts May Be Difficult for Us to Comply With and May Expose Us to Third-Party Claims for Damages

      We are often party to government and commercial contracts that involve the development of new products. We derived approximately 46% of our revenues for fiscal year 2000 and 48% of our revenues for fiscal year 2001 from these development contracts. These contracts typically contain strict performance obligations and project milestones. We cannot assure you that we will comply with these performance obligations or meet these project milestones. If we are unable to comply with these performance obligations or meet these milestones, our customers may terminate these contracts and, under some circumstances, recover damages or other penalties from us. We are not currently, nor have we always been, in compliance with all outstanding performance obligations and project milestones. In the past, when we have not complied with the performance obligations or project milestones in a contract, generally, the other party has not elected to terminate the contract or seek damages from us. However, we cannot assure you that in the future other parties will not terminate their contracts or seek damages from us. If other parties elect to terminate their contracts or seek damages from us, it could materially harm our business and impair the value of our common stock.

We May Experience Losses from Our Fixed-Price Contracts

      Approximately 79% of our revenues for fiscal year 2000, 94% of our revenues for fiscal year 2001 and 96% of our revenues for the six-month period ended September 30, 2001 were derived from contracts with fixed prices. We assume greater financial risk on fixed-price contracts than on other types of contracts because if we do not anticipate technical problems, estimate costs accurately or control costs during performance of a fixed-price contract, it may significantly reduce our net profit or cause a loss on the contract. We believe that a high percentage of our contracts will be at fixed prices in the future. Although we believe that we adequately estimate costs for fixed-price contracts, we cannot assure you that our estimates will be adequate or that substantial losses on fixed-price contracts will not occur in the future. If we are unable to address any of the risks described above, it could materially harm our business and impair the value of our common stock.

We Expect to Increase Our Research and Development Costs, Which Could Significantly Reduce Our Profitability

      Our future growth depends on penetrating new markets, adapting existing satellite communications products to new applications, and introducing new communications products that achieve market acceptance. Accordingly, we are actively applying our communications expertise to design and develop new hardware and software products and enhance existing products. We expended $7.6 million in fiscal year 2000, $6.2 million in fiscal year 2001 and $3.1 million in the six-month period ended September 30, 2001 on research and development activities. We expect to increase the amount we spend on research and development in the near future. Because we account for research and development as an operating expense, these expenditures will adversely affect our earnings in the near future. Our research and development program may not produce successful results, which could materially harm our business and impair the value of our common stock.

Our Reliance on a Limited Number of Third Parties to Manufacture and Supply Our Products Exposes Us to Various Risks

      Our internal manufacturing capacity is limited and we do not intend to expand that capability in the foreseeable future. We rely on a limited number of contract manufacturers to produce our products and expect to rely increasingly on these manufacturers in the future. In addition, some components, subassemblies and services necessary for the manufacture of our products are obtained from a sole supplier or a limited group of suppliers. In particular, Texas Instruments is a sole source supplier of digital signal processing chips, which are critical components in substantially all of our products.

      Our reliance on contract manufacturers and on sole suppliers or a limited group of suppliers involves several risks. We may not be able to obtain an adequate supply of required components, and our control over the price, timely delivery, reliability and quality of finished products may be reduced. The process of manufacturing our products and some of our components and subassemblies is extremely complex. We have in the past experienced and may in the future experience delays in the delivery of and quality problems with products and components and subassemblies from vendors. Some of the suppliers that we rely upon have relatively limited financial and other resources. If we are not able to obtain timely deliveries of components and subassemblies of acceptable quality or if we are otherwise required to seek alternative sources of supply, or to manufacture our finished products or components and subassemblies internally, it could delay or prevent us from delivering our systems promptly and at high quality. This failure could damage relationships with current or prospective customers, which, in turn, could materially harm our business and impair the value of our common stock.

The Markets We Serve Are Highly Competitive and Our Competitors May Have Greater Resources Than Us

      The wireless communications industry generally is highly competitive and competition is increasing. In addition, because our industry is evolving and characterized by rapid technological change, it is difficult for us to predict whether, when and by whom new competing technologies, products or services may be introduced into our markets. Currently, we face substantial competition from domestic and international wireless and ground-based communications service providers in the commercial and government industries. Many of our competitors and potential competitors have significant competitive advantages, including strong customer relationships, more experience with regulatory compliance, greater financial and management resources, and control over central communications networks. In addition, some of our customers continuously evaluate whether to develop and manufacture their own products and could elect to compete with us at any time. Increased competition from any of these or other entities could materially harm our business and impair the value of our common stock.

We Depend on a Limited Number of Key Employees Who Would Be Difficult to Replace

      We depend on a limited number of key technical, marketing and management personnel to manage and operate our business. In particular, we believe that our success depends to a significant degree on our ability to attract and retain highly skilled personnel, including our President and Chief Executive Officer, Mark D. Dankberg, and those highly skilled design, process and test engineers involved in the manufacture of existing products and the development of new products and processes. The competition for these types of personnel is intense, and the loss of key employees could materially harm our business and impair the value of our common stock. We do not have employment agreements with any of our officers. We have obtained a key person insurance policy on the life of Mr. Dankberg.

Any Failure to Successfully Integrate Strategic Acquisitions Could Adversely Affect Our Business

      In order to position ourselves to take advantage of growth opportunities, we have made, and may continue to make, strategic acquisitions that involve significant risks and uncertainties. These risks and uncertainties include:

•	the difficulty in integrating newly-acquired businesses and operations in an efficient and effective manner,

•	the challenges in achieving strategic objectives, cost savings and other benefits expected from acquisitions,

•	the risk that our markets do not evolve as anticipated and that the technologies acquired do not prove to be those needed to be successful in those markets,

•	the potential loss of key employees of the acquired businesses,

•	the risk of diverting the attention of senior management from the operations of our business, and

•	the risks of entering markets in which we have less experience.

      Any failure to successfully integrate strategic acquisitions could harm our business and impair the value of our common stock. Furthermore, to complete future acquisitions we may issue equity securities, incur debt, assume contingent liabilities or have amortization expenses and writedowns of acquired assets, which could cause our earnings per share to decline.

Our Ability to Protect Our Proprietary Technology Is Limited and Infringement Claims Against Us Could Restrict Our Ability to Conduct Business

      Our success depends significantly on our ability to protect our proprietary rights to the technologies we use in our products and services. If we are unable to protect our proprietary rights adequately, our competitors could use the intellectual property that we have developed to enhance their own products and services, which could materially harm our business and impair the value of our common stock. We currently rely on a combination of patents, trade secret laws, copyrights, trademarks, service marks and contractual rights to protect our intellectual property. We cannot assure you that the steps we have taken to protect our proprietary rights will be adequate. Additionally, the laws of some foreign countries in which our products are or may be sold do not protect our intellectual property rights to the same extent as do the laws of the United States.

      Litigation may be necessary to protect our intellectual property rights and trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. We cannot assure you that infringement, invalidity, right to use or ownership claims by third parties or claims for indemnification resulting from infringement claims will not be asserted against us in the future. If any claims or actions are asserted against us, we may seek to obtain a license under a third party’s intellectual property rights. We cannot assure you, however, that a license will be available under reasonable terms or at all. Litigation of intellectual property claims could be extremely expensive and time consuming, which could materially harm our business, regardless of the outcome of the litigation. If our products are found to infringe upon the rights of third parties, we may be forced to incur substantial costs to develop alternative products. We cannot assure you that we would be able to develop alternative products or that if these alternative products were developed, they would perform as required or be accepted in the applicable markets. If we are unable to address any of the risks described above, it could materially harm our business and impair the value of our common stock.

Adverse Regulatory Changes Could Impair Our Ability to Sell Products

      Our products are incorporated into wireless communications systems that must comply with various government regulations. Regulatory changes, including changes in the allocation of available frequency spectrum and in the military standards and specifications that define the current satellite networking environment, could materially harm our business by (1) restricting development efforts by us and our customers, (2) making our current products less attractive or obsolete, or (3) increasing the opportunity for additional competition. Changes in, or our failure to comply with, applicable regulations could materially harm our business and impair the value of our common stock. In addition, the increasing demand for wireless communications has exerted pressure on regulatory bodies world wide to adopt new standards for these products and services, generally following extensive investigation of and deliberation over competing technologies. The delays inherent in this government approval process have caused and may continue to cause our customers to cancel, postpone or reschedule their installation of communications systems. This, in turn, may have a material adverse effect on our sales of products to our customers.

Because We Conduct Business Internationally, We Face Additional Risks Related to Global Political and Economic Conditions and Currency Fluctuations

      We anticipate that international sales will account for an increasing percentage of our revenues over the next several years. In addition, international sales represent a significant portion of the revenues from our satellite networks business. Many of these international sales may be denominated in foreign currencies. Because we do not currently engage in nor do we currently anticipate engaging in foreign currency hedging transactions, a decrease in the value of foreign currencies relative to the U.S. dollar could result in losses from transactions denominated in foreign currencies. This decrease in value could also make our products less price-competitive.

      There are additional risks in conducting business internationally, including:

•	unexpected changes in regulatory requirements,

•	increased cost of localizing systems in foreign countries,

•	increased sales and marketing and research and development expenses,

•	availability of suitable export financing,

•	timing and availability of export licenses,

•	tariffs and other trade barriers,

•	political and economic instability,

•	challenges in staffing and managing foreign operations,

•	difficulties in managing distributors,

•	potentially adverse tax consequences, and

•	potential difficulty in collecting accounts receivable.

In addition, some of our customer purchase agreements are governed by foreign laws, which may differ significantly from U.S. laws. Therefore, we may be limited in our ability to enforce our rights under these agreements and to collect damages, if awarded. If we are unable to address any of the risks described above, it could materially harm our business and impair the value of our common stock.

Our Operating Results Have Varied Significantly from Quarter to Quarter in the Past and, if They Continue to do so, the Market Price of Our Common Stock Could Be Impaired

      Our operating results have varied significantly from quarter to quarter in the past and may continue to do so in the future. The factors that cause our quarter-to-quarter operating results to be unpredictable include:

•	a complex and lengthy procurement process for most of our customers or potential customers,

•	the difficulty in estimating costs over the life of a contract, which may require adjustment in future periods,

•	the timing, quantity and mix of products and services sold,

•	price discounts given to some customers,

•	market acceptance and the timing of availability of our new products,

•	the timing of customer payments for significant contracts,

•	one time charges to operating income arising from items such as acquisition expenses and write-offs of assets related to customer non-payments,

•	the failure to receive an expected order or a deferral of an order to a later period, and

•	general economic and political conditions.

As a result, we believe that period-to-period comparisons of our revenues are not necessarily meaningful and you should not rely upon them as indicators of future performance. If we are unable to address any of the risks described above, it could materially impair the value of our common stock. In addition, it is likely that in one or more future quarters our results may fall below the expectations of analysts and investors. In this event, the trading price of our common stock would likely decrease.

We Face Potential Product Liability Claims

      We may be exposed to legal claims relating to the products we sell or the services we provide. Our agreements with our customers generally contain terms designed to limit our exposure to potential product liability claims. We also maintain a product liability insurance policy for our business. However, our insurance may not cover all relevant claims or may not provide sufficient coverage. To date, we have not experienced any material product liability claims. If our insurance coverage does not cover all costs resulting from future product liability claims, it could materially harm our business and impair the value of our common stock.

We Face Risks from the Uncertainty of Prevailing Economic Conditions

      Current domestic and global economic conditions and economies are extremely uncertain. As a result, it is difficult to estimate the level of expansion, if any, for the economy. Even more difficult is estimating the growth in various parts of the economy, including the markets in which we participate. Because parts of our budgeting and forecasting are reliant on estimates of growth in the markets we serve, the current economic uncertainty renders estimates of future income and expenditures even more difficult than usual to formulate. The future direction of the overall domestic and global economies may have a significant impact on our overall financial performance and impair the value of our common stock.

Our Executive Officers and Directors Own a Large Percentage of Our Common Stock and Exert Significant Influence Over Matters Requiring Stockholder Approval

      As of December 17, 2001, our executive officers and directors and their affiliates beneficially owned an aggregate of approximately 23% of our common stock. Accordingly, these stockholders may be able to significantly influence the board of directors and the outcome of corporate actions requiring stockholder approval, such as mergers and acquisitions. These stockholders may exercise this ability in a manner that advances their best interests and not necessarily those of other stockholders. This ownership interest could also have the effect of delaying or preventing a change in control.

We Have Implemented Anti-Takeover Provisions That Could Prevent an Acquisition of Our Business at a Premium Price

      Some of the provisions of our certificate of incorporation and bylaws could discourage, delay or prevent an acquisition of our business at a premium price. These provisions:

•	permit the board of directors to increase its own size and fill the resulting vacancies,

•	provide for a board comprised of three classes of directors with each class serving a staggered three-year term,

•	authorize the issuance of preferred stock in one or more series, and

•	prohibit stockholder action by written consent.

In addition, Section 203 of the Delaware General Corporation Law also imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our common stock.

Risks Related to Our Common Stock

Future Sales of Our Common Stock in the Public Market Could Lower the Stock Price

      We may, in the future, sell additional shares of common stock in subsequent public offerings. We may also issue additional shares of common stock to finance future acquisitions, including acquisitions larger than those we have done in the past through the use of equity. Additionally, a substantial number of shares of our common stock is available for future sale pursuant to stock options and warrants. We cannot predict the size of future issuances of our common stock or the effect, if any, that future sales and issuances of shares of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares issued upon the exercise of stock options and warrants or in connection with acquisition financing), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

We Expect Our Stock Price to Be Volatile

      The market price of our common stock has been volatile in the past. For example, since January 1, 2001, the market price of our common stock has ranged from $9.37 to $23.88. Trading prices may continue to fluctuate in response to a number of events and factors, including the following:

•	quarterly variations in operating results and announcements of innovations,

•	new products, services and strategic developments by us or our competitors,

•	developments in our relationships with our customers, distributors and suppliers,

•	regulatory developments,

•	changes in our revenues, expense levels or profitability,

•	changes in financial estimates and recommendations by securities analysts,

•	failure to meet the expectations of securities analysts,

•	changes in the wireless communications industry, and

•	changes in the economy.

      Any of these events may cause the market price of our common stock to fall. In addition, the stock market in general and the market prices for technology companies in particular have experienced significant volatility that often has been unrelated to the operating performance of these companies. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our operating performance.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains and incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these forward-looking statements by forward-looking words such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” and similar expressions in this prospectus. These forward-looking statements are subject to a number of risks, uncertainties and assumptions about us, including, among other things:

•	the ability to successfully grow our commercial business, while maintaining our significant government business,

•	the ability to successfully develop, introduce and sell new satellite and other wireless communications products,

•	the ability to successfully develop technologies according to anticipated schedules that meet performance expectations,

•	the ability to successfully integrate strategic acquisitions,

•	changes in product supply, pricing and customer demand,

•	changes in relationships with key suppliers, and

•	increased competition and other factors affecting the telecommunications market generally.

      We have described other risks concerning us under the heading “Risk Factors.” We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

USE OF PROCEEDS

      We will not receive any proceeds from the sale by the selling security holder of the common stock offered by this prospectus.

SELLING SECURITY HOLDER

      The selling security holder is COMSAT Corporation. Under the terms of an asset purchase agreement dated July 13, 2001, we purchased from the selling security holder its products division for an aggregate purchase price of $21.4 million (including acquisition costs and estimated post-closing adjustments). As part of the aggregate purchase price, we issued to the selling security holder 478,217 shares of our common stock and warrants to purchase up to an additional 60,000 shares of our common stock, which warrants vest and become exercisable upon certain revenue targets being achieved by the products division or certain development work being received from the selling security holder or its affiliates within a two-year period from the date of the acquisition. In connection with the acquisition, we also entered into the following agreements with the selling security holder or its affiliates:

•	a registration rights agreement under which we agreed to register for resale the shares of our common stock offered by the selling security holder in this prospectus,

•	license agreements under which (1) the selling security holder provides us with licenses to software, trademarks and other intellectual property used in the products division, and (2) we provide the selling security holder with licenses to intellectual property acquired by us and used by the selling security holder in its business,

•	a sublease agreement with an initial term of two years under which the selling security holder subleases to us approximately 31,000 square feet of commercial space for the products division,

•	a non-compete agreement under which the selling security holder and some of its affiliates agreed not to compete with us in the end user satellite terminal market for a period of two years, and

•	services agreements under which (1) the selling security holder provides us with administrative, computer, financial, engineering and other support services for a transitional period, and (2) we provide the selling security holder with certain engineering services.

      From time to time we supply products and services to the selling security holder and its affiliates. Approximately 11.3% of our revenues for fiscal year 2000, 2.5% of our revenues for fiscal year 2001 and 2.0% of our revenues for the six-month period ended September 30, 2001 were derived from the sale of products and services to the selling security holder and its affiliates.

      In addition, an affiliate of the selling security holder owns approximately a 31% interest in Astrolink and has the right to appoint three directors to Astrolink’s board of directors. Approximately 0.2% of our revenues for fiscal year 2000, 4.0% of our revenues for fiscal year 2001 and 7.6% of our revenues for the six-month period ended September 30, 2001 were derived from the sale of products and services to Astrolink.

      Other than as set forth above, the selling security holder has not held a position or office or other material relationship with us or any of our affiliates within the past three years.

      The following table sets forth information with respect to the shares owned by the selling security holder. The information regarding shares owned after the offering assumes the sale of all shares offered by the selling security holder.

Shares Owned After
	Number of Shares		Offering
Name of	Owned Prior to	Number of Shares
Selling Security Holder(1)	the Offering	Being Offered	Number	Percentage

COMSAT Corporation	538,217 (2)	538,217 (2)	0	0

(1)	The term “selling security holder” includes COMSAT Corporation, Lockheed Martin Corporation, the parent company of COMSAT Corporation, and any of their affiliates selling shares of our common stock under this prospectus.

(2)	Includes 60,000 shares available upon vesting and exercise of warrants to purchase up to 60,000 shares of our common stock held by the selling security holder. To date, the warrants have not vested or been exercised with respect to any shares.

PLAN OF DISTRIBUTION

      The shares of our common stock owned by the selling security holder and offered pursuant to this prospectus may be sold from time to time to purchasers directly or indirectly by the selling security holder. The selling security holder will act independently of us in making decisions with respect to the timing, manner and size of each sale.

      The selling security holder may offer or sell shares from time to time in one or more types of transactions, including underwritten transactions, transactions (which may include block transactions) on the Nasdaq National Market or any other securities exchange or quotation service on which our common stock is listed or quoted, in the over-the-counter market, in negotiated transactions or transactions otherwise than on securities exchanges or in the over-the-counter market, through put or call options transactions relating to our common stock, through short sales of shares of our common stock, or a combination of any such methods. The shares of our common stock offered pursuant to this prospectus may be offered or sold from time to time at fixed prices, at market prices prevailing at the time of offer or sale, at prices related to such prevailing market prices, or at negotiated prices.

      The selling security holder may effect transactions by offering or selling shares of our common stock directly to purchasers or to or through underwriters or broker-dealers, which may act as agents or principals, or in ordinary brokerage transactions. Sales of our common stock by underwriters may be effected through underwritten public offerings initiated by the selling security holder. Underwriters, broker-dealers and agents participating in any sales of our common stock may receive compensation in the form of discounts, concessions, or commissions from the selling security holder and/or the purchasers of our common stock for whom such underwriters or broker-dealers may act as agents or to whom they may sell as principal, or both (which compensation as to a particular underwriter or broker-dealer might be in excess of customary compensation). The selling security holder has advised us that, as of the date of this prospectus, it has not entered into any agreements, understandings or arrangements with any underwriters, broker-dealers or agents in connection with any proposed sale of our common stock by the selling security holder.

      The selling security holder will pay all underwriting discounts, selling commissions, brokerage fees and expenses and transfer taxes applicable to sales of our common stock under this prospectus and will pay all fees and expenses of its counsel in excess of $20,000. We will pay all registration and filing fees, printing expenses, fees and disbursements of our counsel and independent public accountants, fees and disbursements of our counsel in connection with registration under state securities laws, fees of the National Association of Securities Dealers, Inc., fees of transfer agents and registrars, and reasonable fees and expenses of counsel for the selling security holder (to the extent such fees do not exceed $20,000).

      The selling security holder and any underwriters, broker-dealers or agents that participate in the offering and sale of our common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any profit on the sale of our common stock received by them and any discounts, concessions, commissions, or other compensation received by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. We have agreed to indemnify the selling security holder against certain liabilities, including certain liabilities arising under the Securities Act of 1933. The selling security holder has agreed to indemnify us against certain liabilities, including certain liabilities arising under the Securities Act of 1933. Both we and the selling security holder also may agree similarly to indemnify underwriters, broker-dealers or agents participating in transactions involving offers or sales of our common stock under this prospectus.

      Because the selling security holder may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, the selling security holder may be subject to the prospectus delivery requirements of the Securities Act of 1933, which may include delivery through the facilities of NASDAQ pursuant to Rule 153 under the Securities Act of 1933.

      We have agreed to keep the registration statement of which this prospectus is a part effective until November 26, 2004 or, if sooner, until all of the shares covered by this prospectus are sold.

      The selling security holder also may sell all or a portion of our common stock outside of this prospectus in market transactions in reliance upon Rule 144 under the Securities Act of 1933 or in other transactions exempt from the registration requirements of the Securities Act of 1933, provided it meets the criteria and conforms to the requirements of Rule 144 or such exemption.

      Upon our being notified by the selling security holder that any material arrangement has been entered into by it with an underwriter, broker-dealer or agent for the sale of our common stock through an underwritten offering or a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker-dealer, a supplement to this prospectus, if required, will be filed under the Securities Act of 1933, disclosing (1) the name of the selling security holder and of the participating underwriters, broker-dealers or agents, (2) the number of shares of our common stock involved, (3) the price at which shares of our common stock are to be sold, (4) the commissions paid or discounts or concessions allowed to such underwriters, broker-dealers or agents, where applicable, and (5) other information material to the transaction.

DESCRIPTION OF CAPITAL STOCK

General

      This prospectus describes the general terms of our capital stock. For a more detailed description of these securities, you should read the applicable provisions of Delaware law and our certificate of incorporation and bylaws.

      Under our certificate of incorporation, the total number of shares of all classes of stock that we have authority to issue is 105,000,000, consisting of 5,000,000 shares of preferred stock, par value $0.0001 per share, and 100,000,000 shares of common stock, par value $0.0001 per share.

Common Stock

      As of December 17, 2001, we had 22,656,335 shares of common stock outstanding. The holders of our common stock are entitled to one vote for each share on all matters voted on by stockholders. The holders of our common stock do not have cumulative voting rights, which means that holders of more than one-half of the shares voting for the election of directors can elect all of the directors then being elected. Subject to the preferences of any of our outstanding preferred stock, the holders of our common stock are entitled to a proportional distribution of any dividends that may be declared by the board of directors. In the event of a liquidation or dissolution of ViaSat, the holders of our common stock are entitled to share equally in all assets remaining after payment of liabilities and any payments due to holders of any outstanding shares of our preferred stock. The outstanding shares of our common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any of our outstanding preferred stock.

Preferred Stock

      We currently have no outstanding shares of preferred stock. Under our certificate of incorporation, our board of directors is authorized to issue shares of our preferred stock from time to time, in one or more classes or series, without stockholder approval. Prior to the issuance of shares of each series, the board of directors is required by the General Corporation Law of the State of Delaware, known as the DGCL, and our certificate of incorporation to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including the following:

•	the number of shares constituting each class or series,

•	voting rights,

•	rights and terms of redemption, including sinking fund provisions,

•	dividend rights and rates,

•	dissolution,

•	terms concerning the distribution of assets,

•	conversion or exchange terms,

•	redemption prices, and

•	liquidation preferences.

Anti-Takeover Provisions

      As a corporation organized under the laws of the State of Delaware, we are subject to Section 203 of the DGCL, which restricts our ability to enter into business combinations with an interested stockholder or a stockholder owning 15% or more of our outstanding voting stock, or that stockholder’s affiliates or associates, for a period of three years. These restrictions do not apply if:

•	prior to becoming an interested stockholder, our board of directors approves either the business combination or the transaction in which the stockholder becomes an interested stockholder,

•	upon consummation of the transaction in which the stockholder becomes an interested stockholder, the interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commenced, subject to exceptions, or

•	on or after the date a stockholder becomes an interested stockholder, the business combination is both approved by our board of directors and authorized at an annual or special meeting of our stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

      Some provisions of ViaSat’s certificate of incorporation and bylaws could also have anti-takeover effects. These provisions:

•	permit the board of directors to increase its own size and fill the resulting vacancies,

•	provide for a board comprised of three classes of directors with each class serving a staggered three-year term,

•	authorize the issuance of preferred stock in one or more series, and

•	prohibit stockholder action by written consent.

      These provisions are intended to enhance the likelihood of continuity and stability in the composition of the policies formulated by the board of directors. In addition, these provisions are intended to ensure that the board of directors will have sufficient time to act in what it believes to be in the best interests of ViaSat and its stockholders. These provisions also are designed to reduce our vulnerability to an unsolicited proposal for a takeover of ViaSat that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of ViaSat. The provisions are also intended to discourage some tactics that may be used in proxy fights.

Classified Board of Directors

      The certificate of incorporation provides for the board of directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. The classified board provision will help to assure the continuity and stability of the board of directors and the business strategies and policies of ViaSat as determined by the board of directors. The classified board provision could have the effect of discouraging a third party from making a tender offer or attempting to obtain control of ViaSat. In addition, the classified board provision could delay stockholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.

No Stockholder Action by Written Consent; Special Meetings

      The certificate of incorporation provides that stockholder action can only be taken at an annual or special meeting of stockholders and prohibits stockholder action by written consent in lieu of a meeting.

      The certificate of incorporation also provides that special meetings of stockholders may be called only by the board of directors, its chairman, the president or the secretary of ViaSat. Stockholders are not permitted to call a special meeting of stockholders or to require that the board of directors call a special meeting.

Number of Directors; Removal; Filling Vacancies

      The certificate of incorporation provides that the board of directors will consist of between four and eleven members, the exact number to be fixed by resolution adopted by affirmative vote of a majority of the board of directors. The board of directors currently consists of five directors. Further, the certificate of incorporation authorizes the board of directors to fill newly created directorships. Accordingly, this provision could prevent a stockholder from obtaining majority representation on the board of directors by permitting the board of directors to enlarge the size of the board and fill the new directorships with its own nominees. A director so elected by the board of directors holds office until the next election of the class for which the director has been chosen and until his or her successor is elected and qualified. The certificate of incorporation also provides that directors may be removed only for cause and only by the affirmative vote of holders of a majority of the total voting power of all outstanding securities. The effect of these provisions is to preclude a stockholder from removing incumbent directors without cause and simultaneously gaining control of the board of directors by filling the vacancies created by the removal with its own nominees.

Transfer Agent and Registrar

      The Transfer Agent and Registrar for our common stock is Computershare Investor Services LLC.

LEGAL MATTERS

      Latham & Watkins, San Diego, California, will pass upon the validity of the securities being offered by this prospectus.

EXPERTS

      The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of ViaSat, Inc. for the year ended March 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

      ViaSat is subject to the informational requirements of the Securities Exchange Act of 1934, and files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements and other information we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also access filed documents at the SEC’s web site at www.sec.gov.

      We are incorporating by reference some information about us that we file with the SEC. We are disclosing important information to you by referencing those filed documents. Any information that we reference this way is considered part of this prospectus. The information in this prospectus supersedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus, while information that we file with the SEC after the date of this prospectus that is incorporated by reference will automatically update and supersede this information.

      We incorporate by reference the following documents we have filed, or may file, with the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended March 31, 2001 filed with the SEC on June 29, 2001 and Amendment No. 1 thereto filed on Form 10-K/ A with the SEC on October 12, 2001,

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001 filed with the SEC on August 14, 2001 and Amendment No. 1 thereto filed on Form 10-Q/ A with the SEC on October 12, 2001,

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001 filed with the SEC on November 14, 2001,

•	Our Current Report on Form 8-K dated December 12, 2001 filed with the SEC on December 19, 2001 and Amendment No. 1 thereto filed on Form 8-K/A on December 20, 2001,

•	The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on November 20, 1996, and

•	All documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before termination of this offering.

      You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

ViaSat, Inc.

6155 El Camino Real
Carlsbad, California 92009
(760) 476-2200

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

      Our estimated expenses in connection with the distribution of the securities being registered are as set forth in the table below. ViaSat will pay all expenses identified below.

SEC Registration Fee	$1,698
Printing and Mailing Costs	$2,000	*
Legal Fees and Expenses	$20,000	*
Accounting Fees and Expenses	$10,000	*
Miscellaneous	$1,302	*

Total	$35,000	*

* Estimated

Item 15.     Indemnification of Directors and Officers

      Our officers and directors are covered by certain provisions of the DGCL, our certificate of incorporation, our bylaws and insurance policies that serve to limit and, in certain instances, to indemnify them against certain liabilities that they may incur in such capacities. ViaSat is not aware of any claim or proceeding in the last three years, or any threatened claim, that would have been or would be covered by these provisions. These various provisions are described below.

      In June 1986, Delaware enacted legislation that authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors’ fiduciary duty of care. This duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all significant information reasonably available to them. Absent the limitations now authorized by such legislation, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting negligence or gross negligence in the exercise of their duty of care. Although the statute does not change directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of our directors to ViaSat or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by such legislation. Specifically, our directors will not be personally liable for monetary damages for breach of a director’s fiduciary duty as director, except for liability: (1) for any breach of the director’s duty of loyalty to ViaSat or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful share repurchases or redemptions as provided in Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit.

      As a Delaware corporation, ViaSat has the power, under specified circumstances generally requiring the director or officer to act in good faith and in a manner he reasonably believes to be in or not opposed to ViaSat’s best interests, to indemnify its directors and officers in connection with actions, suits or proceedings brought against them by a third party or in the name of ViaSat, by reason of the fact that they were or are such directors or officers, against expenses, judgments, fines and amounts paid in settlement in connection with any such action, suit or proceeding. The bylaws generally provide for mandatory indemnification of ViaSat’s directors and officers to the full extent provided by Delaware corporate law. In addition, ViaSat has entered into indemnification agreements with its directors and officers that generally provide for mandatory indemnification under circumstances for which indemnification would otherwise be discretionary under Delaware law.

      ViaSat maintains insurance on behalf of any person who is or was a director or officer of ViaSat, or is or was a director or officer of ViaSat serving at the request of ViaSat as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not ViaSat would have the power or obligation to indemnify him against such liability under the provisions of the bylaws.

Item 16.  Exhibits

      A list of exhibits filed with this registration statement on Form S-3 is set forth on the Exhibit Index and is incorporated herein by reference.

Item 17.  Undertakings

      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to existing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, ViaSat, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on December 20, 2001.

VIASAT, INC.

By:	/s/ RICHARD A. BALDRIDGE

Richard A. Baldridge
Executive Vice President, Chief Operating
Officer and Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ MARK D. DANKBERG* Mark D. Dankberg		Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	December 20, 2001

/s/ RICHARD A. BALDRIDGE Richard A. Baldridge		Executive Vice President, Chief Operating Officer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 20, 2001

/s/ ROBERT W. JOHNSON* Robert W. Johnson		Director	December 20, 2001

/s/ B. ALLEN LAY* B. Allen Lay		Director	December 20, 2001

/s/ JEFFREY M. NASH* Jeffrey M. Nash		Director	December 20, 2001

/s/ ADM. WILLIAM A. OWENS* Adm. William A. Owens		Director	December 20, 2001

*By:	/s/ RICHARD A. BALDRIDGE Richard A. Baldridge Attorney-in-fact

EXHIBIT INDEX

Exhibit
Number	Description

3.1(1)	Second Amended and Restated Certificate of Incorporation of the Registrant.
3.2(2)	Bylaws of the Registrant.
4.1(2)	Form of Common Stock Certificate.
5.1(3)	Opinion of Latham & Watkins.
10.1(4)	Warrants for the Purchase of Common Stock issued to COMSAT Corporation.
23.1(3)	Consent of Latham & Watkins. Reference is made to Exhibit 5.1.
23.2	Consent of PricewaterhouseCoopers LLP, independent accountants.
23.3	Consent of Nelson Lambson & Co., PLC.
24.1(3)	Powers of Attorney.

(1)	Incorporated by reference to ViaSat’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2000 filed with the SEC on November 14, 2000.

(2)	Incorporated by reference to ViaSat’s Registration Statement on Form S-1 filed with the SEC on October 1, 1996 (File No. 333-13183), as amended by Amendment No. 1 filed with the SEC on November 5, 1996, Amendment No. 2 filed with the SEC on November 20, 1996, and Amendment No. 3 filed with the SEC on November 22, 1996.

(3)	Previously filed.

(4)	Incorporated by reference to ViaSat’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001 filed with the SEC on November 14, 2001.